EXHIBIT 10.1

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

          THIS AGREEMENT (this “Agreement”) is made and entered into as of April 25, 2008, by and among International Wire Group, Inc., a Delaware corporation (“IWG”), Omega Wire, Inc., a New York corporation (“Omega Wire”), IWG High Performance Conductors, Inc., a New York corporation (“HPC”), Wire Technologies, Inc., an Indiana corporation (“WTI”), IWG Resources LLC, a Nevada limited liability company (“Resources”), Italtrecce-Societa Italian Trecce Affini S.r.l., an Italian legal entity (“Italtrecce”), International Wire SAS, a French legal entity (“SAS” and, together with IWG, Omega Wire, HPC, WTI, Resources and Italtrecce, the “Employer”), and Rodney D. Kent (“Employee”).

W I T N E S S E T H:

          WHEREAS, Employee is currently employed as Chief Executive Officer of IWG, Omega Wire, HPC, WTI and Resources and an employee of Italtrecce and SAS;

WHEREAS, Employee and the Employer are parties to the Second Amended and Restated Employment Agreement, dated March 14, 1995 (the “Prior Agreement”); and

          WHEREAS, the Employer desires to retain the continued employment of Employee as Chief Executive Officer of the Employer, and Employee desires to continue such employment on the terms and conditions hereinafter set forth;

          NOW, THEREFORE, Employee and the Employer, in consideration of the agreements, covenants and conditions herein, hereby agree as follows:

1.      Basic Employment Provisions.

(a)     Employment and Employment Period. The Employer hereby agrees to continue to employ Employee (such status, hereinafter referred to as the “Employment”) as Chief Executive Officer of IWG, Omega Wire, HPC, WTI and Resources and an employee of Italtrecce and SAS (the “Position”), and Employee agrees to continue to be employed by the Employer in such Position, for a period (the “Employment Period”) ending on the earlier of the 31st day of March, 2009 (the “Initial Termination Date”) or the date the Employment is terminated pursuant to Section 3 below; provided, however, that unless the Employer or Employee give notice (either as to the Employer’s or Employee’s intent to terminate the Employment) in writing to the other at least ninety (90) days prior to the Initial Termination Date (or if the Employment is not terminated on the Initial Termination Date, at least ninety (90) days prior to any anniversary of the Initial Termination Date (each such anniversary, a “Successive Termination Date”)), this Agreement and the Employment Period hereunder shall automatically extend for an additional twelve (12) month period from the Initial Termination Date or, if applicable, Successive Termination Date. If notice of intent to terminate the Employment is given pursuant to this Section 1(a), the Employment shall terminate either on the Initial Termination Date or any Successive Termination Date, as applicable.

(b)     Duties. Employee shall be subject to the direction and supervision of the Board of Directors of IWG (the “Board”) and shall have those duties and responsibilities which are assigned to him during the Employment Period by the Board which are consistent with the Position; provided, however, that those duties and responsibilities shall be substantially comparable to those performed by Employee immediately prior to the date hereof, including, but not limited to, like positions to the Position with the corporate subsidiaries of the Employer and positions as a member of the board of directors of each of the Employer and its corporate subsidiaries. Employee shall have such authority as is necessary or appropriate to carry out his duties hereunder. The parties expressly acknowledge that Employee shall devote substantially all of Employee’s business time and attention to the transaction of the Employer’s businesses. Employee agrees to perform faithfully the duties assigned to the best of Employee’s ability. It is understood that Employee shall render his services generally in, and shall not be obligated to maintain an office at any place other than, Camden, New York, provided, however, Employee shall be obligated to take such trips outside of Camden, New York, as shall be reasonably necessary in connection with the performance of his duties.

2.      Compensation.

(a)     Salary. The Employer shall pay to Employee during the Employment Period an annual base salary for the services to be rendered by Employee hereunder. The amount of such annual base salary (the “Base Salary”) shall be Four Hundred Thousand Dollars ($400,000) or such higher amount as may be prescribed by or under the authority of the Compensation Committee of the Board (the “Compensation Committee”) or the Board. Base Salary shall accrue and be payable in accordance with the payroll practices of the Employer in effect from time to time. All such payments shall be subject to deduction and withholding authorized or required by applicable law.

(b)     Unfunded Deferred Compensation. In addition to the Base Salary, the Employer shall accrue on December 31st of each year of the Employment Period hereunder, an amount equal to 15% of the Base Salary paid to Employee during such year and shall credit that sum to a special account on its books (hereinafter referred to as the “Deferral Account”). The amount credited to Employee’s Deferral Account pursuant to the Prior Agreement is hereby deemed to be included in, and credited to, the Deferral Account established pursuant to this Agreement. In addition, the Employer shall accrue and credit to the Deferral Account on December 31st of each year an amount equal to 8% of the amount credited to Employee’s Deferral Account at the end of the preceding December 31st (after giving effect to the accruals described above for that date), and such amount shall continue to be credited to such Deferral Account until all accrued amounts in such Deferral Account have been paid to Employee in full in accordance with the provisions of this Section 2(b). The Employer hereby acknowledges that, as of January 1, 2008, the amount credited to Employee’s Deferral Account pursuant to the Prior Agreement was $2,147,856.94.

(i)     Time and Form of Payment. Regardless of whether deferred under this Agreement or under the Prior Agreement, the Deferral Account shall be paid at the time and in the form set forth in this Section 2(b)(i).

     (1)     Normal Form. Except as otherwise provided in this Section 2(b)(i) and subject to the rules regarding the potential delay in payment described in Section 20, the total deferred compensation due Employee pursuant to this Section 2(b), consisting of the total amounts credited to Employee’s Deferral Account, less any distributions, shall be paid by the Employer in five (5) substantially equal annual installments, the first installment to be due on January 15th of the year following termination of the Employment and the remaining installments to be due on January 15th in each of the succeeding four years. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the series of installments is hereby designated as one payment.

     (2)     Death. If Employee should die either during or after the Employment Period, then in lieu of making or continuing the annual installments described in Section 2(b)(i)(1), the Employer shall pay Employee’s beneficiary designated pursuant to Section 12 the balance of the Deferral Account in a lump sum on the January 15th of the year following the date of death.

     (3)     Change of Control. If the Employer should experience a Change of Control (as defined in Section 3(e)) either during or after the Employment Period, then in lieu of making or continuing the annual installments described in Section 2(b)(i)(1), the Employer shall pay Employee the balance of his Deferral Account in a lump sum on the January 15th following the later of Employee’s “separation from service”, within the meaning of Section 409A of the Code, or the occurrence of the Change of Control.

     (4)     Unforeseeable Emergency. If Employee experiences an “Unforeseeable Emergency” (as defined herein), then Employee may petition the Compensation Committee for a distribution of the Deferral Account. The Compensation Committee shall have discretion to determine whether an Unforeseeable Emergency exists and the amount necessary to satisfy the emergency. The amount of the distribution with respect to the emergency shall not exceed the amount necessary to satisfy the emergency plus an amount calculated as reasonably necessary to pay any taxes anticipated as a result of the distributor. In calculating the distribution, the Compensation Committee shall take into account any amounts received from other sources, including reimbursement or compensation by insurance or otherwise or by liquidation of Employee’s other assets (to the extent this liquidation would not itself be a financial hardship), and such other factors as shall be required under Section 409A of the Code. For this purpose,

“Unforeseeable Emergency” shall mean a severe financial hardship to Employee resulting from a sudden and unexpected illness or accident of Employee, Employee’s spouse, or Employee’s dependent (as defined in Section 152(a) of the Code), loss of Employee’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of Employee, which the Internal Revenue Service determines to be an “unforeseeable emergency” for purposes of Section 409A of the Code.

(ii)     Amounts Unsecured. The amounts credited to the Deferral Account on behalf of Employee shall not be held by the Employer in a trust, escrow or similar fiduciary capacity, and neither Employee nor any legal representative shall have any right against the Employer with respect to any portion of the Deferral Account, except as a general unsecured creditor of the Employer. Title to and beneficial ownership of any assets, whether cash or investments, which are placed in the Deferral Account shall at all times remain in the Employer, and Employee and his designated beneficiary shall not have any property interest whatsoever in any specific assets of the Employer, except as a general, unsecured creditor.

(c)     Bonus. During the Employment Period, Employee shall be eligible to receive an annual bonus (payable by the Employer) in an amount to be determined by the Compensation Committee or Board, in its sole discretion, with a target bonus of seventy-five percent (75%) of Employee’s Base Salary. Such payment, if made, shall be paid no earlier than January 1st and no later than July 15 of the calendar year following the year to which the bonus relates.

(d)     Benefits. During the Employment Period, Employee shall be entitled to the following benefits, in addition to those benefits set forth in Section 2(e) and 2(f) (provided, however, Employee shall also be entitled to any other benefits as may be determined by the Compensation Committee or Board from time to time):

(i)     Five (5) weeks paid vacation during each calendar year, during which time all benefits to which Employee is entitled under this Agreement shall continue and remain in effect.

(ii)     The Employer has previously transferred to Employee all right, title and interest in and to the insurance policies listed in Schedule A hereto. The Employer hereby agrees that it shall either (i) pay all premiums due with respect to such policies during the Employment Period or as otherwise provided herein, regardless of who owns such policies or, (ii) reimburse Employee for such premiums.

(iii)     It is understood that nothing contained herein shall prevent Employee from continuing to participate in or from future participation in any benefit plan of the Employer including, without limitation, medical health plans and group life insurance for which Employee qualifies.

(e)     Medical Coverage. In addition to the benefits in Section 2(d), the Employer shall provide to (i) Employee and his spouse during each of their lives and (ii) each natural and adoptive child of Employee, whether now living or after-born, until such child reaches the age of 27, coverage under the Employer’s group medical plan, or other similar plan, as the Employer may maintain for its executive employees, at the expense of the Employer, in each case, whether or not Employee is then employed by the Employer. The medical coverage referenced in the preceding sentence shall, at all times, be comparable to the coverage provided under the Employer’s current group medical plan and medical reimbursement plan and available to Employee and his dependents as of the date hereof, regardless of the employment status of Employee.

(f)     Auto Allowance. During the Employment Period, the Employer shall pay Employee $1,000 per month plus a gross up for federal and state income taxes thereon as an allowance for Employee to own or lease and maintain an automobile. Any gross-up shall be paid no later than the end of the year following the year in which Employee remits the related taxes.

(g)     In-Kind and Reimbursement Benefits. To the extent required by Section 409A of the Code, any arrangement that provides for reimbursement of expenses or the provision of an “in-kind benefit”, including without limitation those benefits specifically described in this Section 2, shall (i) not permit a payment or benefit in one taxable year to affect the amounts payable in any other taxable year, (ii) not permit any benefit or payment to be subject to liquidation or exchange for another benefit, and (iii) require reimbursements to be made no later than the last day of the year following the year in which the reimbursed expense was incurred.

(h)     Indemnification; Insurance. The Employer shall indemnify and hold harmless Employee to the fullest extent permitted pursuant to the Delaware General Corporation Law. To the extent permitted by such law, this indemnification shall apply to all attorneys’ fees and expenses incurred by Employee in defending any action, suit or proceeding commenced against Employee in connection with his duties hereunder. Employee shall be listed as an insured under any Directors and Officers Liability and Indemnification Policy or like insurance coverage that may be maintained by the Employer and/or any of its corporate subsidiaries; provided, however, such policy or policies as are currently in force (or other comparable policies) shall be maintained or caused to be maintained by the Employer so long as the same shall be available and not unreasonably costly. This provision shall survive the termination of this Agreement.

3.      Termination.

(a)     Death or Disability. The Employment of Employee shall terminate automatically upon the death or total disability of Employee. For the purpose of this Agreement, “total disability” shall be deemed to have occurred if Employee shall have been determined totally and permanently disabled under the terms of the primary disability insurance policy maintained by the Employer with coverage applicable to Employee or, if there shall be no such coverage, if Employee shall have been unable to perform the assigned duties due to mental or physical incapacity for a period of five (5) consecutive months or any one hundred-twenty (120) working days out of a twelve (12) month consecutive period.

                  (b)     Cause. The Employer may terminate the Employment of Employee for Cause. For the purpose of this Agreement, “Cause” shall be deemed to exist upon a determination by an affirmative vote of the majority of the directors of the Board, acting in good faith, that Employee has engaged in (i) intentional illegal or dishonest conduct or (ii) a material breach of the terms of this Agreement, including a failure to properly perform the duties assigned to Employee; provided, however, that in respect of clause (ii), Cause shall be deemed to exist only in the event that the Employer has provided reasonably specific notice to Employee of the material breach, and such breach shall remain uncured for a period of sixty (60) days thereafter; and provided further, that if such breach is of such a nature that it cannot be cured within sixty (60) days, then such time period shall be extended for a reasonable additional time if Employee has commenced to cure the breach within said sixty (60) days and diligently proceeds thereafter to effect the cure.

(c)     Without Cause. The Employer may terminate the Employment of Employee without Cause.

(d)     Resignation. Employee may terminate the Employment for any reason. Employee agrees to provide the Board with thirty (30) days’ written advance notice of his resignation of the Employment with the Employer. Such notice shall include Employee’s future employment or self-employment intentions, the identity of the prospective employer and the general nature of the prospective employment or self-employment, if known. The Employer shall continue to pay the then current salary to Employee until the end of such notice period, with each such payment hereby designated a separate payment.

(e)     Change of Control. Employee may resign the Employment upon or during the one year period following a Change of Control. On the date of such resignation, Employee shall disclose to the Employer Employee’s future employment or self-employment intentions, the identity of any prospective employer and the general nature of the prospective employment or self-employment, if known. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if, subsequent to the date hereof, (i) any person or “group” (as such terms are used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) acquires or has acquired during the twelve (12) month period ending on the most recent acquisition by such person) “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of IWG representing more than fifty percent (50%) of the combined voting power of IWG’s then outstanding securities, (ii) a majority of the members of the Board is replaced during any twelve (12) month period by persons who are not Continuing Directors (as defined below), (iii) IWG shall merge with or consolidate into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of IWG outstanding immediately prior thereto holding immediately thereafter securities representing more than fifty percent (50%) of the combined voting power of the voting securities of IWG or such surviving entity outstanding immediately after such merger or consolidation or (iv) the stockholders of IWG approve and effect a plan of complete liquidation of IWG or a sale or disposition of all or substantially all of IWG’s assets. For purposes of this Agreement, a “Continuing Director” shall mean, any person who (i) was a member of the Board as of the date hereof or (ii) whose appointment or election is endorsed by a majority of the Continuing Directors who were members of the Board before the date of such appointment or election.

4.      Compensation Upon Termination.

(a)     Death or Disability. If the Employment of Employee is terminated pursuant to the provisions of Section 3(a) above, the Employment Period shall terminate, and no further compensation shall be payable to Employee other than (i) any earned but unpaid Base Salary through the date the Employment is terminated, (ii) the payment of the deferred compensation pursuant to Section 2(b)(i), (iii) the benefits, if any, due under any employee benefit programs and insurance arrangements of the Employer, determined in accordance with the applicable terms and provisions of such programs and (iv) the medical benefits for Employee and Employee’s dependents pursuant to Section 2(e). In addition, following Employee’s death or subject to Employee’s compliance with Sections 7, 8 and 11 below in the case of Employee’s disability, Employer shall pay or provide, as applicable, to Employee or Employee’s estate, heirs or beneficiaries, during the period of twenty-four (24) months from the date the Employment of Employee terminates (A) Employee’s then current Base Salary, such amount to continue to be paid in accordance with the payroll practices of the Employer, with each such payment hereby designated a separate payment, (B) the benefits to which Employee and Employee’s dependents would otherwise be entitled pursuant to Section 2(d) above had the Employment not terminated (except that no further contributions shall be made to or benefits accrued under any tax-qualified pension plan), and (C) an allowance for Employee to own or lease and maintain an automobile as provided by Section 2(f) above, with each such payment hereby designated a separate payment (for the avoidance of doubt, the benefits described in this Section 4(a) including the automobile allowance shall be payable notwithstanding Employee’s death).

(b)     Termination for Cause; Resignation by Employee (other than due to Change of Control); Termination Following Expiration. If the Employment of Employee is terminated for Cause or if Employee resigns the Employment (other than on or during the one year period following a Change of Control) or if the Employment terminates following expiration of this Agreement pursuant to a notice of termination by either party as provided in Section 1(a), no further compensation shall be paid to Employee after the date of termination other than (i) any earned but unpaid Base Salary through the date the Employment is terminated, (ii) the payment of the deferred compensation pursuant to Section 2(b)(i), (iii) the benefits, if any, due under any other employee benefit programs and insurance arrangements of the Employer, determined in accordance with the applicable terms and provisions of such programs and (iv) the medical benefits for Employee and Employee’s dependents pursuant to Section 2(e).

     Notwithstanding the foregoing, if Employee resigns the Employment (other than on or during the one year period following a Change of Control) or if the Employment terminates following expiration of this Agreement pursuant to a notice of termination by either party as provided in Section 1(a) and, within two years thereafter, Employee is precluded from accepting a bona fide offer of employment from a Competing Business (as hereafter defined) because of the application of Section 8 of this Agreement, then subject to Employee’s continued compliance with Sections 7, 8 and 11 below, Employer shall pay or provide, as applicable, to Employee, (i) from the date of such offer until the end of the twenty-four (24) month period following the date of the termination of the Employment, (A) Employee’s most recent Base Salary, such amount to continue to be paid in accordance with the payroll practices of the Employer, with each such payment hereby designated a separate payment, (B) the benefits to which Employee and Employee’s dependents would otherwise be entitled pursuant to Section 2(d) above had the Employment not terminated (except that no further contributions shall be made to or benefits accrued under any tax-qualified pension plan), and (C) an allowance for Employee to own or lease and maintain an automobile as provided by Section 2(f) above, with each such payment hereby designated a separate payment (for the avoidance of doubt, the benefits described in this Section 4(b) including the automobile allowance shall be payable notwithstanding Employee’s subsequent death).

(c)     Termination Without Cause. If the Employer terminates the Employment of Employee for any reason other than those reasons described in Sections 3(a) or (b), the Employment Period shall terminate, and no further compensation shall be payable to Employee other than (i) any earned but unpaid Base Salary through the date the Employment is terminated, (ii) the payment of the deferred compensation pursuant to Section 2(b)(i), (iii) the benefits, if any, due under any employee benefit programs and insurance arrangements of the Employer, determined in accordance with the applicable terms and provisions of such programs and (iv) the medical benefits for Employee and Employee’s dependents pursuant to Section 2(e). In addition, subject to Employee’s compliance with Sections 7, 8 and 11 below, the Employer shall pay or provide, as applicable, to Employee during the period of twenty-four (24) months from the date the Employment of Employee terminates (A) Employee’s then current Base Salary, such amount to continue to be paid in accordance with the payroll practices of the Employer, with each such payment hereby designated a separate payment, (B) the benefits to which Employee and Employee’s dependents would otherwise be entitled pursuant to Section 2(d) above had the Employment not terminated (except that no further contributions shall be made to or benefits accrued under any tax-qualified pension plan), and (C) an allowance for Employee to own or lease and maintain an automobile as provided by Section 2(f) above, with each such payment hereby designated a separate payment (for the avoidance of doubt, the benefits described in this Section 4(c) including the automobile allowance shall be payable notwithstanding Employee’s subsequent death).

(d)     Change of Control Resignation. If Employee resigns the Employment on or within one year following a Change of Control, the Employment Period shall terminate, and no further compensation shall be payable to Employee other than (i) any earned but unpaid Base Salary through the date the Employment is terminated, (ii) the payment of the deferred compensation pursuant to Section 2(b)(i), (iii) the benefits, if any, due under any employee benefit programs and insurance arrangements of the Employer, determined in accordance with the applicable terms and provisions of such programs and (iv) the medical benefits for Employee and Employee’s dependents pursuant to Section 2(e). In addition, subject to Employee’s compliance with Sections 7, 8 and 11 below, the Employer shall pay or provide, as applicable, to Employee during the period of twenty-four (24) months from the date the Employment of Employee terminates (A) Employee’s then current Base Salary, such amount to continue to be paid in accordance with the payroll practices of the Employer, with each such payment hereby designated a separate payment, (B) the benefits to which Employee and Employee’s dependents would otherwise be entitled pursuant to Section 2(d) above had the Employment not terminated (except that no further contributions shall be made to or benefits accrued under any tax-qualified pension plan) and (C) an allowance for Employee to own or lease and maintain an automobile as provided by Section 2(f) above with each such payment hereby designated a separate payment (for the avoidance of doubt, the benefits described in this Section 4(d) including the automobile allowance shall be payable notwithstanding Employee’s subsequent death).

5.      Working Facilities; Expense Reimbursement. The Employer shall provide Employee, at the principal place of employment hereunder in Camden, New York, with a private office, secretarial services and other support services and facilities suitable to the Position and necessary or appropriate in connection with the performance of Employee’s duties under this Agreement. Upon submission of properly documented expense account reports, the Employer shall reimburse Employee for all reasonable business travel (including, without limitation, mileage and tolls for automobile travel) and entertainment expenses incurred by Employee in the course of Employee’s performance of his duties under this Agreement in accordance with the Employer’s policy in effect from time to time.

6.      Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, except that this Agreement and all of the provisions hereof may be assigned by the Employer to any successor to all or substantially all of its assets (by merger or otherwise) and may otherwise be assigned upon the prior written consent of Employee.

7.      Confidential Information.

(a)     Non-Disclosure. During the Employment Period or at any time thereafter, irrespective of the time, manner or cause of the termination of the Employment, Employee will not directly or indirectly reveal, divulge, disclose or communicate to any person or entity, other than authorized officers, directors and employees of the Employer or its subsidiaries, in any manner whatsoever other than for the benefit of the Employer in the course of carrying out Employee’s duties hereunder, any Confidential Information (as hereinafter defined) of the Employer without the prior written consent of the Board.

(b)     Definition. As used herein, “Confidential Information” means information disclosed to or known by Employee as a direct or indirect consequence of or through the Employment about the Employer or its respective businesses, products and practices, which information is not generally known in the industry in which the Employer is or may be engaged. However, Confidential Information shall not include under any circumstances any information with respect to the foregoing matters which is (i) available to the public from a source other than Employee, (ii) released in writing by the Employer to the public or to persons who are not under a similar obligation of confidentiality to the Employer and who are not parties to this Agreement, (iii) obtained by Employee from a third party not under a similar obligation of confidentiality to the Employer, (iv) required to be disclosed by any court process or any government or agency or department of any government, or (v) the subject of a written waiver executed by the Employer for the benefit of Employee.

(c)     Return of Property. Upon termination of the Employment, Employee will surrender to the Employer all Confidential Information, including without limitation, all lists, charts, schedules, reports, financial statements, books and records of the Employer, and all copies thereof, and all other property belonging to the Employer. Employee shall be accorded reasonable access to such Confidential Information subsequent to the Employment Period for any proper purpose as determined in the reasonable judgment of the Employer.

8.      Agreement Not To Compete.

(a)     Employee agrees, to not, within two (2) years after the end of the Employment Period, engage or enter into employment by, or into self-employment or gainful occupation as, a Competing Business, or act directly or indirectly as an advisor, consultant, sales agent or broker for a Competing Business. As used herein, “Competing Business” means a business which is engaged directly or indirectly in the manufacture, sale or ether disposition of a product or service or has under development a product or service which is in direct competition with a product or service, whether existing or under development, of the Employer or any direct or indirect subsidiary of Employer.

(b)     The terms of Section 8(a) shall apply whether the termination of the Employment of Employee is voluntary or involuntary, for whatever reason.

(c)     The Employer agrees that within fifteen (15) business days after receiving identification of the prospective employer, the nature of the employment or self-employment pursuant to Section 8(a) above, the Employer will advise Employee in writing as to whether, in the Employer’s reasonable judgment, such employment constitutes a Competing Business as defined in Section 8(a) above.

9.      Waiver Of Agreement Not To Compete. The Employer, based on the facts revealed to it by Employee regarding the new employment or self-employment, and in its discretion, upon written notification to Employee, may at any time waive or elect not to enforce the provisions of Section 8(a), in which event the obligations of Section 8(c) above shall thereafter not apply.

10.      Board Memberships And Other Business Involvement. Employee may serve as a director, trustee or member of a committee of such other business, community and charitable organizations as in effect immediately prior to the date hereof and undertake such service with such further organizations in the future as Employee desires; provided, however, such service with further organizations shall not interfere with the performance of Employee’s duties under this Agreement and shall be consistent with Employee’s obligations under Sections 7, 8 and 11.

11.      Agreement Not To Solicit Employees. Employee agrees that, for a period of two (2) years following the end of the Employment Period, Employee shall not, solicit or induce, or in any manner attempt to solicit or induce, either directly or indirectly, any person employed by, or any agent of, the Employer to terminate such employment or agency, as the case may be, with the Employer or its subsidiaries.

12.      Beneficiary Designation. The benefits payable hereunder shall be paid to Employee if he is living, and if not, to the beneficiary or beneficiaries which he designated to the Employer in writing prior to his death. Employee may change or amend his beneficiary designation at any time prior to his death. In the absence of a valid designation, Employee’s benefits shall be paid to his estate.

13.      Equitable Relief. Employee acknowledges that the Employer does not have an adequate remedy at law in the event Employee violates the provisions of Section 7, 8 or 11 and, therefore, Employee agrees that, in such event, the Employer shall be entitled to equitable relief including, but not limited to, injunctive relief.

14.      Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the provisions hereof.

15.      Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed delivered, whether or not actually received, three days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the party to whom notice is being given at the specified address or at such other address as such party may designate by notice:

          Employer:     International Wire Group, Inc.

                    11116 South Towne Square, Suite 101
                    St. Louis, Missouri 63123

                    Attn: Chairman of the Board

          Employee:      See Schedule B

16.      Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. If any provision of this Agreement is held to be unreasonable as a matter of law, the parties agree that the maximum reasonable period, scope or geographical area permitted by law should then be substituted for the stated period, scope or area. However, if no such reformation is possible, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement.

17.      Entire Agreement; Amendments. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof, including, without limitation, the Prior Agreement, which is fully replaced hereby. This Agreement may be amended, in whole or in part only, by an instrument in writing setting forth the particulars of such amendment which is duly executed by Employee and an officer of the Employer who is expressly authorized by the Compensation Committee and/or Board to do so.

18.      Waiver. No delay or omission by any party hereto to exercise any right or power hereunder shall impair such right or power to be construed as a waiver thereof. A waiver by any of the parties hereto of any of the covenants to be performed by any other party or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained. Except as otherwise expressly set forth herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to any party at law, in equity or otherwise.

19.      Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement.

20.      Compliance with Section 409A of the Code. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code. Notwithstanding any provision of the Agreement to the contrary, (i) if at the time of termination of the Employment with the Employer, Employee is a “specified employee” within the meaning of Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of the termination of the Employment is necessary to prevent any accelerated or additional tax under Section 409A of the Code, then the Employer may defer the commencement of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Employer) until the first business day that is six (6) months following termination of the Employment (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under

Section 409A of the Code, the Employer may take such other actions as the Employer determines necessary or appropriate to comply with the requirements of Section 409A of the Code. The Employer shall consult with Employee in good faith regarding the implementation of this Section 20; provided that neither the Employer nor any of its employees or representatives shall have any liability to Employee with respect thereto.

21.      Governing Law. This Agreement shall be construed and enforced according to the laws of the State of New York, without regard to any conflict of laws provision that would require the application of the law of any other jurisdiction.

22.      Confidential Arbitration of Disputes. Except as otherwise provided in Section 13 of this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach thereof or arising out of the Employment or the termination of the Employment (including any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be resolved under binding confidential arbitration, under the auspices of the American Arbitration Association (“AAA”) in New York, New York, before three neutral and independent arbitrators licensed to practice law and in accordance with the Commercial Rules of the AAA. Any award rendered in any arbitration shall be final and conclusive upon the parties to the arbitration, and the judgment thereon may be entered in the highest court of the forum (state or federal) having jurisdiction over the issues addressed in the arbitration. This Section 22 shall be specifically enforceable.

                     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

EMPLOYEE:

/s/ Rodney D. Kent

Rodney D. Kent

THE EMPLOYERS:

International Wire Group, Inc. By: /s/ Glenn J. Holler Name: Glenn J. Holler Title: Chief Financial Officer, Senior Vice President and Secretary	Wire Technologies, Inc. By: /s/ Glenn J. Holler Name: Glenn J. Holler Title: Chief Financial Officer, Senior Vice President and Secretary

Omega Wire, Inc. By: /s/ Glenn J. Holler Name: Glenn J. Holler Title: Chief Financial Officer, Senior Vice President and Secretary	IWG Resources LLC By: /s/ Glenn J. Holler Name: Glenn J. Holler Title: Chief Financial Officer, Senior Vice President and Secretary

IWG High Performance Conductors By: /s/ Glenn J. Holler Name: Glenn J. Holler Title: Chief Financial Officer, Senior Vice President and Secretary	Italtrecce-Societa Italian Trecce Affini S.r.l. By: /s/ Emanuele Carabelli Name: Emanuele Carabelli Title: Managing Director

International Wire SAS By: /s/ Emanuele Carabelli Name: Emanuele Carabelli Title: President

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED

EMPLOYMENT AGREEMENT OF RODNEY D. KENT